Exhibit 99.2

Pixelworks, Inc. Q4 2020 Conference Call
February 11, 2021

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2020 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Pixelworks’ CFO, Mr. Elias Nader.
Elias Nader
Thank you. Good afternoon, everyone, and thank you for tuning-in to today’s call. With me on the call is Todd DeBonis, Pixelworks' President and CEO. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the company's financial results for the fourth quarter of 2020.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the company's beliefs as of today, Thursday, February 11, 2021. The company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, our annual report on Form 10-K for the year ended December 31, 2019, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss and net loss per share. Non-GAAP measures exclude inventory step-up and backlog amortization, amortization of acquired intangible assets, stock-based compensation expense, and restructuring expense.
The company uses these non-GAAP measures internally to assess our operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. But we caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the company's consolidated financial results as presented in accordance with GAAP.
Also included in the company's press release are definitions and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, which provide additional details.
With that said, I will now turn the call over to Todd for his opening remarks.
Todd DeBonis
Thank you, Elias and good afternoon to those joining us on today’s call and webcast.
As outlined in today’s press release, our Q4 results were in-line with our expectations and all metrics coming in near or above the midpoint of guidance. Revenue increased 18% sequentially, driven by the second consecutive quarter of solid growth in Mobile and an initial recovery of customer demand in the Projector market.
Reflecting on the full year, the global pandemic had a pronounced impact on end market demand across each of our target markets, which contributed to heightened uncertainty among our customers. Despite the challenging environment and lower revenue, we maintained healthy gross margins in low-to-mid 50% range for the year. We also carefully managed expenses and cash, while continuing to fully support our customers and without impairing any critical R&D programs. Additionally, during the fourth quarter, we successfully closed the strategic private placement with private equity investors, and completed a follow-on equity offering, which together generated net proceeds of $18.9 million. As a result, we ended the year with a stronger balance sheet and $31.5 million in cash and zero debt.
Mobile revenue grew for the second consecutive quarter, increasing nearly 50% sequentially. Overall conditions and visibility in the mobile market began to improve in second half of the year, as both consumers and OEMs adjusted to the new covid environment. Even so, 2020 remained a down-year for the handset industry with global smartphone units decreasing an estimated -8% year-on-year, and unit shipments in China for the full year down an estimated 20% compared to 2019. During the course of the year, OEMs delayed or cancelled numerous planned phone launches, and while the roll-out of 5G-enabled smartphones began to gain momentum in the second half of the year, total 5G units shipped proved to be much lower than was forecast entering 2020. Another notable trend, was the introduction of the first mainstream handsets to feature higher frame rate displays, coupled with a broader shift by OEMs from LCD to AMOLED displays due to increased availability and more competitive pricing.
Against this market backdrop, we successfully drove increased adoption of Pixelworks visual processing technology across an expanded customer base and multiple tiers of smartphones. For the year, Pixelworks technology was incorporated into 16 models launched by 7 OEMs, including our first tier-one, OPPO. This compares to 6 smartphones launched across 4 mobile OEM customers in 2019. Another highlight of the past year was the notoriety associated with a series of smartphones launched by customers, such as OnePlus and TCL, which were recognized by third-party experts as the having the best display performance in several categories of merit versus models across leading OEMs and at any price point.
Additionally, late in the third quarter we unveiled our sixth generation (i6) processor, the first to incorporate our AI-based adaptive picture quality. This was also the first time in Pixelworks history that design-ins had been secured for a new mobile chip before it was sampled. Since formally introducing the i6, we’ve secured an increasing number of design-ins on customer programs with planned launches later this year. We expect the first smartphone to incorporate our i6 processor to be launched before the end of the first quarter.
One of our ongoing priorities has been to proactively utilize the shifting market dynamics as an opportunity to become more deeply engaged with our customers on expanded programs aimed at differentiating their next-generation models with exceptional visual display quality. As one of many positive byproducts from these efforts, in January we announced an expanded multi-year collaboration with TCL to incorporate Pixelworks visual processing in their planned next-generation smartphone models featuring TCL’s NXTVISION displays. As part of this collaboration, TCL will be among a growing list of customers to utilize our i6 in upcoming models that are planned to be launched in 2021.
More broadly, three predominant trends are set to influence large portions of the mobile market in the coming year. First, is the ongoing but more pervasive roll-out of 5G-enabled handsets. As discussed on previous calls, the most obvious applications for leveraging the substantially higher bandwidth and low latency of 5G in mobile devices is high-quality video and gaming. Simultaneously, market data indicates that the global consumer appetite for $1,000+ phones is shrinking. As a result, we expect mobile OEMs to aggressively push 5G technology down the cost curve to lower priced models, which in turn opens the value proposition of Pixelworks visual processing to an expanded share of the total handset market.
The second trend gaining momentum is around color calibration. As mobile OEMs increasingly shift away from LCD panels and a majority of next-generation models feature high resolution, high color OLED panels, customers are actively looking to differentiate these OLED displays from the competition. This trend is driving many OEMs to pay closer attention to color accuracy, which can only be achieved through color calibration of each individual handset display – a traditionally tedious, time consuming and costly process that all but a few OEMs have historically chosen to forgo. This represents a meaningful and growing opportunity for Pixelworks, as our patented color calibration solution is a standard feature across our entire family of mobile processors in addition to our software only solution, Soft Iris. Not only does our proprietary solution deliver the highest color accuracy scores in the industry, but it also enables more efficient color calibration of each handset during manufacturing – significantly reducing the time required for calibration testing and in turn lowering the cost incurred by OEMs.
The third and potentially most disruptive trend unfolding in the coming year is mobile gaming. While Pixelworks technology has been incorporated into many gaming phones released over the past two years, the influence of gaming and the estimated 2.5 billion smartphone users that play games on their mobile devices has only scratched the surface of what lies ahead. China, which accounts for 25% of the estimated $74 billion mobile gaming market, is projected to reach 637 million users by 2024, according to Niko Partners’ May 2020 report. Concurrently, revenues in the fast-growing cloud gaming segment, in which mobile is the largest subset, is forecast to triple from $4 billion in 2021 to $12 billion by 2025. In conjunction with extremely low latency offered by the roll-out of 5G, smartphone OEMs are aiming to capitalize on this expanding segment of that market.
Leveraging Pixelworks’ industry-leading and patented MEMC technology, we are enabling a PC or console-like gaming experience on a smartphone. Moreover, we have a meaningful and first-to-market advantage for mobile gaming, with our ability to deliver sustained higher frame rates at low power. Unlike relying on the AP only alternatives, our solution avoids the need to step-down frame rates or other performance throttling related to thermal or power budgeting. In addition, our visual processing solution provides the unique capability to offer end user customization of display attributes on their personal device. While this mobile gaming opportunity does include new dedicated gaming phones, we are also engaged with multiple OEMs that are targeting to release mainstream devices that readily support a high-performance gaming mode or use case.
Taking this a step further, we are currently in advanced joint collaborations with specific OEMs and other leading platform providers within the gaming ecosystem to enable an immersive experience in the next generation of high frame rate mobile gaming. Imagine a scenario in which gaming content could be specifically designed to take full advantage of Pixelworks’ advanced motion engine and AI adaptive display technology – this is something we’ve been working on throughout 2020 and you will be hearing more in the coming months.
In terms of broader mobile pipeline, we remain closely engaged with an expanding customer base and we continue to secure a growing number of design-ins on upcoming smartphones. These collective engagements are comprised of increased penetration at existing customers across multiple tiers, as well as programs that are in advanced stages with two new customers, including our second tier-one mobile OEM that is scheduled to launch its first phone incorporating Pixelworks visual processing in the early Spring timeframe. While it’s still very early in the year, we are on track with active Mobile programs that represent the opportunity to double the number of models launched in 2020, with a majority of these programs planning to feature high frame rate displays. With our value proposition gaining broader acceptance, we currently anticipate triple digit revenue growth in both our visual processor and software only solutions this year.
In our markets of Projector and Video Delivery, the weaker end market demand associated with the pandemic which started out as an inventory correction, continued throughout last year. Following the multi-year low unit volumes in the third quarter, we began to observe improving order patterns from our lead Projector customers in the November-December timeframe. As a result, revenue grew sequentially in Q4 as customers started restocking unusually low inventories in response to some improving demand in certain geographies, including more normalized buying patterns in China.
We have recently seen customers slowly raising their demand forecasts for 2021. While we are encouraged by this recent improvement and believe it is likely to continue in the coming quarters, we still anticipate a broader recovery in the Projector market to be gradual for several reasons. First, improved demand in emerging markets is likely to lag behind those in developed markets, such as China and the U.S. Second, education applications remain the single largest driver of total projector unit volumes globally – therefore the trajectory of demand recovery will depend on the evolving decisions around in-person versus remote learning by various regions around the world.
Another consideration and likely factor that may slow the pace of recovery within Projector is the widely reported tightness of supply within the broader semiconductor industry. While we’ve secured capacity to support customers’ orders in Q1, challenges remain through the remainder of the year. We are actively working with both our foundry and assembly and test partners to mitigate the impact on the recovery in the Projector market as well as support the rapid growth of our Mobile Visual Processor demand. We anticipate that this effort will result in higher product costs that we plan on passing on to our end customers.
We remain well positioned in terms of design-in activity with customers on next-gen projectors, including a growing number of innovative laser models with higher brightness and resolutions. In addition to enabling many of these advanced features, Average Selling Prices for our projector SoC solutions have increased as customers migrate upstream toward higher priced Projector units.
Regarding the Video Delivery market, we’ve begun to see renewed but gradual improvement in activity from both our Japanese OEM customers as well as increased order uptake from our leading customers for OTA devices here in the U.S. As stated in past earnings calls cord cutting in the US continues to grow as consumers abandon cable in favor of a combination of OTT streaming services and live local OTA solutions. In fact, the industry forecasts that another 5 million U.S. households will Cut the Cord over the coming year and increase by a similar number again in 2022.
Shifting to an update on TrueCut. The ongoing COVID mandates in the U.S. and specifically here in California significantly slowed the engagement process with prospective customers/partners. Absent the pandemic, I’m confident we would have had been able to communicate better progress in 2020. That said, we have sustained ongoing dialogue with a number of prominent studios and streaming service providers, and we’ve meaningfully advanced the depth of a few of these engagements in recent months.
Underpinning these engagements is the growing momentum of direct-to-consumer streaming, which is increasingly raising the stakes for the entire ecosystem. Competition among streaming service providers for a share of consumers’ wallet and hours spent watching streamed content makes differentiating direct-to-consumer offerings critical, which magnifies TrueCut’s value proposition. To our knowledge, TrueCut remains the only comprehensive and commercially scalable solution that enables content to be created, delivered and viewed with consistent artistic intent, including resolution, color tone and motion on effectively any TrueCut certified display device – from a theater-sized screen, a TV or a smartphone.

We believe that we’re on track toward securing an important first win with TrueCut in the U.S, even though the timing remains difficult to predict – therefore, we will continue to encourage that investors and analysts not try to model it into our forward revenue estimates. Perhaps the best way to convey our ongoing progress with TrueCut is to walk you through a current customer example: Today, we have Pixelworks developed servers equipped with our suite of TrueCut tools onsite at this prospective customer. This company is actively conducting a meticulous evaluation of TrueCut’s capabilities by critiquing samples of their own content remastered in TrueCut format – and then that content is reveiwed on a Theater Size, state of the art, LED display. While I’m not going to expand further on this ongoing evaluation, I believe it demonstrates the level of the attention and interest that prospective customers have in the potential benefits of our TrueCut solutions. We continue to have increasing confidence this technology will be deployed in the near future.
In closing, we have successfully navigated a difficult year in which the pandemic negatively impacted demand in all of our end markets. Despite the challenging environment, we maintained our existing customer base and market share in the projector market while making significant inroads in mobile. We’ve recently seen stabilization and initial signs of recovery in our non-mobile businesses, and Mobile is positioned to deliver record revenue in the current quarter and continued sequential growth in coming quarters. We launched our newest i6 visual processor, and we remain well aligned with prevalent market trends in mobile and the roadmaps of our mobile OEM customers. We’re starting the year with a robust pipeline of design-ins and engagements on new programs. Over the coming year, we anticipate devices to be launched by both our existing and several new OEMs, including our second tier-one customer. Importantly, we believe Pixelworks has a sustainable technology advantage in Mobile and we are actively working to further extend this advantage with the introduction of new first-ever gaming features for advanced mobile devices later in the year.
In the more immediate-term, and over the next couple of months we are primed to benefit from a series of newly launched phones across a number of OEM customers that are seeking to challenge the existing boundaries of visual performance on mobile displays.
With that I'll hand the call over to Elias to review the fourth quarter financials and provide our guidance for the first quarter.
Elias Nader
Thank you, Todd.
Revenue for the fourth quarter of 2020 was $9.6 million, compared to $8.2 million in the third quarter of 2020, and compared to revenue of $16.0 million in the fourth quarter of 2019. As Todd indicated in his opening remarks, fourth quarter 2020 revenue primarily reflected solid sequential growth in Mobile coupled with an initial recovery of customer demand in our Projector business.
The breakdown of revenue in the fourth quarter was as follows:
a.Revenue from Digital Projector was approximately $5.9 million.
b.Revenue from Mobile was approximately $2.1 million comprised largely of sales of our visual display processor and software solutions.
c.Video Delivery revenue was approximately $1.6 million.
Non-GAAP gross profit margin equaled 49.6% in the fourth quarter of 2020, compared to 55.6% in the third quarter of 2020 and 48.0% in the fourth quarter of 2019. The sequential change in gross margin was mainly due to product mix with a higher contribution from mobile.
Non-GAAP operating expenses increased to $9.5 million in the fourth quarter of 2020, compared to $8.9 million last quarter and $10.4 million in the same period last year. A majority of the sequential increase in OPEX was due to employee merit increases in China, where competition for talent is heating up and ramping of expense associated with next generation visual processor development.
On a non-GAAP basis, fourth quarter 2020 net loss was $4.9 million, or loss of ($0.11) cents per share, compared to a net loss of $4.6 million, or loss of ($0.11) cents per share, in the prior quarter, and a net loss of $2.3 million, or loss of ($0.06) cent per share, in the fourth quarter of 2019.
Adjusted EBITDA for the fourth quarter of 2020 was a negative $3.8 million, compared to a negative $3.5 million in the third quarter of 2020 and a negative $1.7 million in the fourth quarter of 2019.
Moving to the balance sheet, we ended the fourth quarter of 2020 with cash, cash equivalents and short-term investments of approximately $31.5 million, compared to approximately $16.8 million at the end of the third quarter of 2020. The approximate breakdown of the $14.7 million increase in our cash balance quarter over quarter was as follows: net proceeds of $6.2 million from the strategic private placement with MTM and combined net proceeds of approximately $13.5 million from the follow-on equity offering and sale of stock through our ATM vehicle that we completed during the fourth quarter, which were partially offset by the repayment of a previously outstanding balance of $4.0 million on our existing line of credit and approximately $0.5 million cash used from operations. Note, at quarter-end, Pixelworks had no long-term debt and zero outstanding balance on our line of credit.
In terms of other balance sheet metrics for the fourth quarter, days sales outstanding were 44 days at quarter-end, which compared to 60 days at the end of the third quarter. Inventory turns was 6.0 times in the fourth quarter, up from 3.3 times in the prior quarter.
Now turning to our guidance for the first quarter of 2021.
Based on recent order trends and our current backlog, we expect total revenue in the first quarter to range between $8.0 million and $10.0 million.
We expect non-GAAP gross profit margin in the first quarter of between 42% and 45%. We believe this lower anticipated range, which is below our historical trend, will be temporary and unique to the first quarter of the year due to record revenue from mobile combined with low pricing for the first models from a new OEM and lower absorption in Q1. As we progress through the year, we expect a better margin profile from mobile as we drive cost efficiencies and ramp higher production volumes of our i6 chip. Additionally, the expected gradual recovery in our projector business will contribute to improving margins as order patterns continue to normalize during the remainder of the year. Finally, as Todd mentioned we will be passing on the cost increases associated with the tightening of the supply chain. All of this with improved absorption due to higher revenue should result in quickly getting back to our previous year’s corporate margin profile.
We anticipate operating expenses in the first quarter to range between $9.5 million and $10.5 million on a non-GAAP basis. The anticipated sequential increase in OPEX is primarily due to planned hiring in both engineering and marketing to support our expanding mobile projects in China, as well as higher expected travel expenses as we get back to normalcy.
Finally, we expect first quarter non-GAAP EPS to be in the range of between a loss of ($0.10) cents and a non-GAAP loss of ($0.14) cents per share.
That concludes our prepared remarks, and we will now open the call for questions.
Operator, please proceed with managing the Q&A session.
Thank you.